Exhibit 99.1

NATURE’S SUNSHINE PRODUCTS NAMES
DOUGLAS FAGGIOLI PRESIDENT AND CEO

PROVO, UTAH, November 24, 2003 – Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, which it distributes throughout the U.S. and 27 other countries, today announced the appointment of Douglas Faggioli as President and Chief Executive Officer.  Mr. Faggioli is also a Director of the Company.

A 20-year veteran of Nature’s Sunshine, Mr. Faggioli, 49, previously was Chief Operating Officer and an Executive Vice President.  He has also served as the Company’s Chief Financial Officer.

“Doug’s promotion is well deserved,” said Kristine F. Hughes, Chairman and a founder of Nature’s Sunshine.  “In the many years Doug has been with Nature’s Sunshine he has been involved in virtually every facet of the Company’s activities, and knows the Company extremely well.  His commitment to the Company, the excellent advice and counsel he has consistently provided, and his performance and capabilities make him an ideal choice to lead Nature’s Sunshine.  We know he will do an outstanding job.”

“I am very appreciative of the confidence that the Board of Directors has placed in me,” said Mr. Faggioli.  “Nature’s Sunshine is a great company with outstanding, quality products, dedicated employees and a world class field organization.  It rightfully occupies a place as a leading producer and marketer of natural herbal products and vitamins.  Nature’s Sunshine is a financially solid company with strong cash flow, and among our immediate objectives will be improving top line growth, increasing profitability and enhancing shareholder value.  I am confident that we can achieve these goals.”

Mr. Faggioli replaces Daniel P. Howells, who recently resigned from the Company.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins and other complementary products. In addition to the U.S., the Company has operations in South Korea, Brazil, Mexico, Venezuela, Japan, Thailand, Taiwan, Canada, Colombia, the United Kingdom, Peru, Central America, Ecuador, Israel, Dominican Republic and Singapore.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements. Such risks, uncertainties and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.